Comdisco, Inc. and Subsidiaries                                    Exhibit 11.00

COMPUTATION OF EARNINGS PER SHARE
(in millions except per share data)

Average shares used in computing earnings per common and common equivalent share were as follows:


                                              2000     1999     1998     1997     1996
                                              ----     ----     ----     ----     ----
Average shares issued ....................     224      222      221      220      216
Effect of dilutive options ...............      10       10       12       10       10
Treasury stock ...........................     (72)     (70)     (70)     (72)     (66)
                                             -----    -----    -----    -----    -----
  Total ..................................     162      162      163      158      160
                                             =====    =====    =====    =====    =====

Net earnings (loss) to common stockholders   $ (67)   $  48    $ 151    $ 123    $ 106
                                             =====    =====    =====    =====    =====

Net earnings (loss) per common share:
 Earnings per common share-basic:
 Earnings from continuing operations          $1.68    $ .46    $.99     $.83     $ .70
 Loss from discontinued operations            (2.12)    (.14)      -        -         -
                                              -----    -----    ----     ----     -----
                                              $(.44)   $ .32    $.99     $.83     $ .70
                                              =====    =====    ====     ====     =====

 Earnings per common share-diluted:
 Earnings from continuing operations          $.1.58   $ .44    $.93     $.78     $.67
 Loss from discontinued operations             (1.99)   (.14)      -        -        -
                                              ------   -----    ----     ----     ----
                                              $ (.41)   $.30    $.93     $.78     $.67
                                              ======   =====    ====     ====     ====



On April 22, 1998 the Board of Directors authorized a two-for-one split of the Company's common stock to be distributed on June 15, 1998, to holders of record on May 22, 1998. All data with respect to earnings per common share, dividends per common share, and weighted average number of common shares outstanding has been retroactively adjusted to reflect the two-for-one split.